Company Overview April 2007 Managing Growth and Risk through Commodity Diversification

Metalico, Inc. Profile Two Business Segments Recycling Ferrous/Non-Ferrous - 62% Rev. Lead Product Fabrication - 38% Rev. Founded in 1997 - Headquartered in Cranford, NJ Eleven operating locations in five states 400 Employees Financial Highlights: 2005 2006 % Increase Revenue: $155mm $208mm 34% EBITDA $18mm $24mm 33%

Metalico, Inc. Business Strategy Acquire/develop platform operations in new and contiguous markets. Continually enhance operational density in markets served. Capitalize on synergies from existing operations to help drive down raw material costs for fabricated products. Mitigate commodity price risk through diversifying metals and rapid inventory turnover. Undertake capital projects to improve productivity and operating efficiencies. Corporate Objective: 35% annual growth rate over next three to five years.

Metalico, Inc. Revenues Diversified by Commodity Ferrous Nickel Based Aluminum Copper, Brass Lead Other 33227551 11587364 28275515 16788559 71151603 5913281 Ferrous Nickel Based Aluminum Copper, Brass Lead Other 19 8 17 16 38 2

2002 2003 2004 2005 2006 Revenue 49924 51541 104754 155237 207655 EBITDA 45560 47050 132740 175950 238000 Metalico, Inc. Results from Continuing Operations Revenue - 4 Year Compound Growth 43% EBITDA - 4 Year Compound Growth 51% $25,000 $20,000 $5,000 $15,000 $10,000 $0 ($ in '000s) Revenue EBITDA

2003 2004 2005 2006 Fabricating 13423 27021 67242 78617 Scrap Metal 38118 77733 87995 129037 Metalico, Inc. Revenue by Segment ($ in '000s) Revenue Operating Income: Fabricating $1.0mm $2.5mm $8.5mm $9.6mm Scrap Metal $3.9mm $12.0mm $9.2mm $15.5mm

Metalico, Inc. Targeted Commodity Metal Revenue Mix Ferrous Aluminum PGM's Copper, Brass Noble Metals Nickel Alloys Lead 20 15 15 10 10 10 20

Metalico, Inc. Guiding Business Principles Earn and keep the respect of vendors and customers. Hire, retain and reward management talent. Operate with transparency and measured financial risk. Strive for continuous operational improvement. Adapt quickly to marketplace changes - remain flexible. Seek to establish and maintain competitive advantages.